Filed by JMP Group LLC.

Pursuant to Rule 425 under Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934.

Subject Company: JMP Group Inc.

(Commission File No. 001-33448)